Deirdre Hykal Executive Vice President, General Counsel Product & Distribution Law 730 Third Avenue, New York, NY 10017

October 28, 2026

Board of Trustees of

Teachers Insurance and Annuity Association of America

730 Third Avenue, 6th Floor

New York, New York 10017

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form N-4 (the “Registration Statement”) of the TIAA Separate Account VA-3 (the “Account”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. Interests in the Account are offered through endorsements to certain individual, group and tax-deferred annuity contracts for retirement plans and through income-paying contracts (collectively, the “Contracts”) issued by Teachers Insurance and Annuity Association of America (“TIAA”).

I have examined, or caused to be examined, the Charter, Bylaws and other corporate records of TIAA, including TIAA’s Plan of Operations for the Account business, and other organizational records of the Account, and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:

1. TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2. The Account is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA’s Board of Trustees and validly existing under the laws of the State of New York.

3. To the extent New York State law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect (including New York insurance company insolvency laws) and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information, which is incorporated by reference into this Post-Effective Amendment No. 29 and contains the information included in the Statement of Additional Information filed with Post-Effective Amendment No. 26.

Sincerely,

/s/ Deirdre Hykal

Deirdre Hykal

Executive Vice President, General Counsel

Product & Distribution Law

730 Third Avenue, New York, NY 10017